Exhibit 99

GORMAN-RUPP REPORTS RECORD BACKLOG AND 9 MONTHS RESULTS
Mansfield, Ohio — October 23, 2008 — The Gorman-Rupp Company (AMEX:GRC) reports record backlog and nine months ended September 30, 2008 financial results.
Net income for the third quarter 2008 was $7,385,000 compared to $5,475,000 during the third quarter of 2007, an increase of 34.9%. Net sales increased 12.8% to a record $84,188,000 for the quarter ended September 30, 2008 from $74,629,000 during the same period in 2007. Earnings per share during the quarter were $0.44 compared to $0.33 during 2007’s third quarter.
Net income for the first nine months of 2008 increased 31.1% to a record $22,432,000 compared to $17,105,000 during 2007. Net sales increased 9.1% to a record $249,653,000 for the nine months ended September 30, 2008 from $228,737,000 during the same period in 2007. Earnings per share for the current nine months were a record $1.34 compared to $1.02 in the first nine months of 2007.
Increased net sales for the quarter principally resulted from water and wastewater applications, fabricated components, and continued strength in international business. The increase in the Company’s third quarter earnings primarily resulted from additional operating leverage on sales growth and favorable product mix.
Incoming orders principally arising from water and wastewater applications and fabricated components contributed to a record backlog of $128.3 million at September 30, 2008, a 10.2% increase from the backlog of $116.4 million at December 31, 2007.
Capital expenditures of $9.7 million for the previously announced consolidation and expansion of the Mansfield, Ohio facilities have been incurred as of September 30, 2008, of which $7.3 million has been incurred during 2008. Construction started during this quarter and is expected to be completed by the end of 2009.
President and CEO Jeffrey Gorman stated, “We are extremely pleased with the record performance for the third quarter and nine months 2008, and are encouraged by the record backlog and level of business so far this year. Even with the current economic conditions, we remain confident as we move into the fourth quarter. On behalf of all of our global employees and investors, I am proud that The Gorman-Rupp Company has again been named as one of Forbes Magazine’s “200 Best Small Companies” for the third consecutive year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$84,188	$74,629	$249,653	$228,737
Cost of products sold	64,016	58,362	189,231	178,306

Gross profit	20,172	16,267	60,422	50,431

Selling, general and administrative expenses	9,140	8,342	27,995	25,068

Operating income	11,032	7,925	32,427	25,363

Other income (expense) — net	377	507	1,803	1,550

Income before income taxes	11,409	8,432	34,230	26,913
Income taxes	4,024	2,957	11,798	9,808

Net income	$7,385	$5,475	$22,432	$17,105

Basic and diluted earnings per share	$0.44	$0.33	$1.34	$1.02
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands of dollars)

	Unaudited
	September 30,	December 31,
	2008	2007
Assets
Cash and short-term investments	$39,835	$30,190
Accounts receivable — net	46,652	47,256
Inventories	56,060	53,223
Deferred income taxes and other current assets	3,501	4,619

Total current assets	146,048	135,288

Property, plant and equipment — net	66,598	59,970

Deferred income taxes and other assets	19,612	16,276

Total assets	$232,258	$211,534

Liabilities and shareholders’ equity

Accounts payable	$11,623	$14,162
Accrued liabilities and expenses	25,324	19,319

Total current liabilities	36,947	33,481

Deferred and other long-term income taxes	1,258	1,432
Postretirement benefits	27,748	26,661

Minority interest	621	520

Shareholders’ equity	165,684	149,440

Total liabilities and shareholders’ equity	$232,258	$211,534

Shares outstanding	16,707,535	16,703,035